UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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Directed Electronics, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 9, 2006
     The Annual Meeting of Shareholders of Directed Electronics, Inc., a Florida corporation, will be held at 11:00 a.m. on Friday, June 9, 2006, at the La Costa Resort and Spa, 2100 Costa Del Mar Road, Carlsbad, California 92009, for the following purposes:
     1. To elect three directors, each to serve for a three-year term expiring in 2009.
     2. To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2006.
     3. To transact such other business as may properly come before the meeting or any adjournment thereof.
     These items of business are more fully described in the proxy statement accompanying this notice.
     Only shareholders of record at the close of business on April 21, 2006 are entitled to notice of and to vote at the meeting.
     All shareholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Vista, California	KC Bean
April 25, 2006	Secretary

PROXY STATEMENT
VOTING AND OTHER MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

1 Viper Way
Vista, California 92081

PROXY STATEMENT

VOTING AND OTHER MATTERS
General
     The enclosed proxy is solicited on behalf of Directed Electronics, Inc., a Florida corporation, by our board of directors for use at our Annual Meeting of Shareholders to be held at 11:00 a.m. on Friday, June 9, 2006, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the La Costa Resort and Spa, 2100 Costa Del Mar Road, Carlsbad, California 92009.
     These proxy solicitation materials were first mailed on or about May 5, 2006 to all shareholders entitled to vote at the meeting.
Voting Securities and Voting Rights
     Shareholders of record at the close of business on April 21, 2006, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 24,769,197 shares of our common stock. Each shareholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.
     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, (1) a plurality of the votes cast by shares of common stock entitled to vote, in person or by proxy, will be required to elect the directors, and (2) a majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2006.
     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the presence of a quorum but will have no effect for purposes of determining approval of that matter.
Voting of Proxies
     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2006.

Revocability of Proxies
     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Solicitation
     We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by e-mail or telegram, without additional compensation.
Annual Report and Other Matters
     Our 2005 Annual Report, which was mailed to shareholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.
     We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the SEC to each shareholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our company’s secretary at our executive offices set forth in this proxy statement.
ELECTION OF DIRECTORS
Nominees
     Our articles of incorporation provide for a board of directors consisting of three classes serving three-year staggered terms. Class I directors consist of Messrs. Jon E. Elias, Darrell E. Issa, and Kevin B. McColgan, with the term of office of the Class I directors expiring at the annual meeting in 2006. Class II directors consist of Messrs. Earl W. Powell, Victor J. Orler, and S. James Spierer, with the term of office of Class II directors expiring at the annual meeting of shareholders in 2007. Class III directors consist of Messrs. Troy D. Templeton, James E. Minarik, Edmond S. Thomas, and Andrew D. Robertson, with the term of office of Class III directors expiring at the annual meeting of shareholders in 2008. Our board of directors has nominated Messrs. Elias, Issa, and McColgan for election as Class I directors for three-year terms expiring in 2009 or until their respective successors have been elected and qualified. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.
   Our board of directors recommends a vote “for” the nominees named herein.

     The following table sets forth certain information regarding our directors:

Name	Age	Position
Troy D. Templeton	45	Chairman of the Board
James E. Minarik	53	President, Chief Executive Officer, and Director
Earl W. Powell	67	Director
Jon E. Elias	36	Director
Darrell E. Issa	52	Director
Andrew D. Robertson (1)(2)	64	Director
Victor J. Orler (1)(3)	48	Director
S. James Spierer (2)	61	Director
Kevin B. McColgan (3)	49	Director
Edmond S. Thomas (1)	52	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominations committee.
     Troy D. Templeton has served as our Chairman of the Board since December 1999. Mr. Templeton is a partner and the Chief Operating Officer of Trivest Partners, L.P., a private investment firm that specializes in management services, acquisitions, dispositions, and leveraged buyouts, and has served in various capacities with affiliates of Trivest Partners, L.P. since 1989. Mr. Templeton currently serves as Chairman of the Board of Jet Industries, Inc., a privately held manufacturer of plastic foodservice disposables; Corvest Promotional Products, Inc., a privately held supplier of promotional products; and Schoor DePalma, Inc., a privately held design and engineering firm. Mr. Templeton received a Bachelor of Business Administration, magna cum laude, and a Masters of Business Administration from Stetson University.
     James E. Minarik has served as our Chief Executive Officer since January 2001. From 1992 to December 2000, Mr. Minarik was employed by business units of the publicly traded and Japan-based Clarion Company Limited, a supplier of audio equipment to global car manufacturers and retailers, including as the Chief Executive Officer of Clarion Corporation of America from 1997 to December 2000. Mr. Minarik currently serves both as a member of the Board of Industry Leaders of the Consumer Electronics Association and as a governor of the Electronics Industry Alliance board. Mr. Minarik serves on the board of directors of Escort Inc., a privately held radar detector company, and Corvest Promotional Products, Inc., a privately held supplier of promotional products. Mr. Minarik received both a Bachelors Degree and a Masters of Business Administration from the Pennsylvania State University.
     Earl W. Powell has served as a director of our company since December 1999. Mr. Powell serves as Chairman of the Board and Chief Executive Officer of Trivest Partners, L.P., a private investment firm he co-founded in 1981 that specializes in management services, acquisitions, dispositions, and leveraged buyouts. Mr. Powell also serves as Chairman of the Board of Atlantis Plastics, Inc. (Nasdaq: ATPL), a publicly traded manufacturer of specialty and custom plastic products, and serves on the boards of several privately held companies. Mr. Powell currently serves as a member of the University of Florida Board of Trustees and as Chairman of the Board of the University of Florida Investment Company.
     Jon E. Elias has served as a director of our company since December 1999. Mr. Elias is a partner of Trivest Partners, L.P. and has served in various capacities with affiliates of Trivest Partners, L.P. since 1997. Mr. Elias currently serves on the board of directors of Schoor DePalma, Inc., a privately held design and engineering firm. Mr. Elias, a certified public accountant, received his Bachelor of Science, magna cum laude, from Boston College and his Masters of Business Administration from the Harvard Business School.

     Congressman Darrell E. Issa has served as a director of our company since December 1999. Mr. Issa founded our company in 1982 and also served as President and Chief Executive Officer until December 2000. Mr. Issa was elected to Congress in 2000 and serves on the House Energy and Commerce Committee. Mr. Issa previously served on the Board of Governors for the Electronics Industry Alliance and as Chairman of the Consumer Electronics Association. Mr. Issa attended Kent State University and Siena Heights College and earned a degree in business.
     Andrew D. Robertson has served as a director of our company since January 2001. Mr. Robertson has served as the President of Robertson, LLC, a private mergers and acquisitions advisory firm, since February 2001. From 1991 until February 2001, Mr. Robertson served in various capacities for Merrill Lynch, culminating in his position as Managing Director of Mergers and Acquisitions in the Exclusive Sales Group, Investment Banking Division. Mr. Robertson holds a Bachelor of Arts from Westminster College, a Juris Doctor from Northwestern University Law School, and a Masters of Business Administration from Northern Illinois University.
     Victor J. Orler has been a member of our board of directors since November 2005. Prior to retiring in September 2002, Mr. Orler was a Partner at Accenture Ltd, a public consulting firm, from 1990 to September 2002. Currently, Mr. Orler serves as a guest lecturer teaching financial analysis and shareholder value management for Accenture Ltd’s Management Training Program. Mr. Orler holds a Bachelor of Science degree in marketing from Pennsylvania State University and a Masters of Business Administration in finance and marketing from the University of Chicago.
     S. James Spierer has been a member of our board of directors since November 2005. Mr. Spierer has served as President and Chief Executive Officer of Jet Plastica Industries, Inc., a privately held manufacturer of plastic foodservice disposables and an affiliate of Trivest Partners, L.P., since 1987. Prior to that, Mr. Spierer held various positions with Exxon Mobil Corporation, a publicly traded petroleum and petrochemical company, for 18 years, serving most recently as Vice President of Planning and General Manager in the company’s plastics division. Mr. Spierer holds a Bachelor of Science in mathematics from Brooklyn College and a Master of Science from New York University.
     Kevin B. McColgan has been a member of our board of directors since November 2005. Mr. McColgan has served as President and Chief Executive Officer of Corvest Promotional Products Inc., a privately held supplier of promotional products and an affiliate of Trivest Partners, L.P., since February 2005. Prior to that, he served as Chairman and Chief Executive Officer of Wellington Cordage, LLC, a privately held manufacturer and retailer of consumer and commercial cordage, from March 2004 to February 2005. Mr. McColgan previously served as President and Chief Executive Officer of Aero Products International, Inc., a privately held manufacturer of adjustable air mattresses and beds, from July 1997 to February 2004. Mr. McColgan holds a Bachelor of Arts in business economics from the State University of New York.
     Edmond S. Thomas has been a member of our board of directors since November 2005. Mr. Thomas has served as President and Co-Chief Executive Officer of Tilly’s, Inc., a privately held men’s and women’s apparel retailer, since September 2005. Mr. Thomas also has served as Managing Partner of The Evans Thomas Company, LLC, a privately held consumer goods advisory firm, and AXIS Capital Fund I, LP, an investment fund, since 2000. Prior to that, Mr. Thomas served as President, Chief Operating Officer, and a director of The Wet Seal, Inc., a publicly traded women’s apparel retailer, from 1992 to 2000. Mr. Thomas is currently a member of the board of directors of Trans World Entertainment Corp., a publicly traded retailer of music, video, and video game products, and Comark, Inc., a privately held Canadian apparel retailer. Mr. Thomas is a certified public accountant and holds a Bachelor of Science degree in accounting from Villanova University.
   There are no family relationships among any of our directors or executive officers.

Information Relating to Corporate Governance and the board of directors
     Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Robertson, Orler, Spierer, McColgan, and Thomas are independent directors, as “independence” is defined by Nasdaq National Market listing standards and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. Mr. Minarik is an employee director; Messrs. Templeton, Powell, and Elias are not independent because of their relationships with Trivest Partners, L.P. and investment funds affiliated with Trivest Partners, L.P., which are collectively referred to in this proxy statement as “Trivest;” and Mr. Issa is not independent by virtue of his position with Greene Properties, Inc. See “Certain Relationships and Related Transactions” for a discussion of Trivest Partners, L.P. and Greene Properties, Inc.
     Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. In November 2005, our board of directors established an audit committee, a compensation committee, and a nominations committee, each consisting entirely of independent directors.
     Our board of directors has adopted charters for the audit, compensation, and nominations committees describing the authority and responsibilities delegated to each committee by our board of directors. Our board of directors has also adopted a Code of Conduct and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.directed.com, the charters of our audit, compensation, and nominations committees; our Code of Conduct; and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq National Market regulations. In addition, the charter of the audit committee as currently in effect is attached as Appendix A to this proxy statement. These documents are also available in print to any shareholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.
     We regularly schedule executive sessions at which independent directors meet without the presence or participation of management. The presiding director of such executive session rotates among the chairs of the audit committee, compensation committee, and the nominations committee.
     Interested parties may communicate with our board of directors or specific members of our board of directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the board of directors of Directed Electronics, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are sent to the indicated directors.
The Audit Committee
     The primary purpose of the audit committee, among other functions, is to assist our board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and our independent auditors. The primary responsibilities of the audit committee are set forth in its charter.
     Our audit committee currently consists of Messrs. Thomas, Orler, and Robertson, each of whom is an independent director under Nasdaq National Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Mr. Thomas (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Thomas serves as the chairman of the audit committee.

Compensation Committee
     The primary responsibilities of the compensation committee, among other functions, is to review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluate the performance of our chief executive officer and other executive officers in light of those goals and objectives; and determine and approve the compensation level of our chief executive officer and other executive officers based on this evaluation.
     Our compensation committee currently consists of Messrs. Robertson and Spierer, each of whom is an independent director of our company under Nasdaq National Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Robertson serves as the chairman of the compensation committee.
Nominations Committee
     The principal duties and responsibilities of our nominations committee, among other functions, is to identify candidates qualified to become members of our board of directors, consistent with criteria approved by our board of directors; select, or recommend that our board of directors select, the director nominees for the next annual meeting of shareholders; and oversee the selection and composition of committees of our board of directors.
     The nominations committee will consider persons recommended by shareholders for inclusion as nominees for election to our board of directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The nominations committee identifies and evaluates nominees for our board of directors, including nominees recommended by shareholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors.
     Our nominations committee currently consists of Messrs. Orler and McColgan, each of whom is an independent director of our company under Nasdaq National Market listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Orler serves as the chairman of the nominations committee.
Board and Committee Meetings
     Prior to December 2005, we were a privately held company and our board of directors, board committees, and shareholders often acted by unanimous written consent. Our board of directors held a total of four meetings during the fiscal year ended December 31, 2005 and acted by written consent eight times. Because the audit committee, the compensation committee, and the nominations committee were recently formed, they did not meet in fiscal 2005. Our compensation committee acted by written consent one time in fiscal 2005, shortly after it was formed. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors, and (ii) the total number of meetings held by all committees of our board of directors on which he was a member, except for Messrs. Powell, McColgan, and Thomas. All shareholder actions taken during 2005 were effected by written consent in lieu of a meeting. Accordingly, we did not hold an annual meeting at which our directors could have been in attendance. We anticipate that in the future each of our directors will attend each annual meeting of shareholders and, to the extent reasonably practicable, we will regularly schedule a meeting of the board of directors on the same day as the annual meeting of shareholders.
Director Compensation and Other Information
     We pay each independent director an annual retainer fee of $15,000, plus $1,000 for each board meeting attended, $1,000 for each audit committee meeting attended, and $500 for each other committee meeting attended, with all meeting fees reduced by 50% if attendance is by teleconference. The chairman of the audit committee receives an extra $10,000 per year over the standard independent director compensation and each other audit committee member receives an extra $5,000 per year. The chairman of the compensation committee receives an extra $10,000 per year over the standard independent director compensation and each other compensation committee member receives an extra $2,500 per year. The chairman of the nominations committee receives an extra $5,000 per year over the standard independent director compensation and each other nominations committee member receives an extra $2,500 per year. We also reimburse each director for travel and related expenses incurred in connection with attendance at board and committee meetings. Messrs. Minarik, Templeton, Powell, Elias, and Issa do not receive any fees for membership on our board of directors.
     Each independent director received an automatic grant of options to acquire 10,000 shares of our common stock on the date of our initial public offering. Independent directors also receive an automatic grant of options to purchase 5,000 shares of our common stock at the time of the meeting of our board of directors held immediately following each annual meeting of shareholders. One-third of such options vest on the first, second, and third annual anniversary of the grant date.

EXECUTIVE COMPENSATION
Summary of Cash and Other Compensation
     The following table sets forth, for the periods indicated, the total compensation for services in all capacities to us received by our chief executive officer and our four other most highly compensated executive officers for the fiscal year ended December 31, 2005.
SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Awards		Payouts
					Restricted		LTIP		All Other
Name and	Annual Compensation (1)				Stock Unit		Payouts		Compensation
Principal Position	Year	Salary($)		(2)($)	Awards($)		($)		($)
James E. Minarik	2005	$500,000		$500,000	$7,540,144	(3)	$4,121,007	(4)	$16,500	(5)
President, Chief Executive	2004	$451,922		$449,200	—		$1,280,000	(6)	$223,595
Officer, and Director	2003	$423,142		$110,000	—		—		$123,095

Glenn R. Busse	2005	$210,000		$150,938	$1,131,024	(3)	$282,755	(4)	$7,500	(5)
Senior Vice President —	2004	$200,577		$169,750	—		—		$7,500
Sales and Marketing	2003	$189,438		$47,500	—		—		$6,000

Richard J. Hirshberg	2005	$187,500		$134,766	$565,504	(3)	$141,378	(4)	$6,500	(5)
Vice President — Internal	2004	$180,384		$132,775	—		—		$6,828
Audit and Compliance (7)	2003	$174,615		$43,751	—		—		$6,165

Mark E. Rutledge	2005	$172,500		$129,375	$1,131,024	(3)	$282,755	(4)	$7,500	(5)
Senior Vice President —	2004	$171,096		$148,794	—		—		$7,500
Engineering and Product	2003	$161,185		$40,000	—		—		$7,000
Development

Kevin P. Duffy	2005	$165,000		$123,750	$1,131,024	(3)	$282,755	(4)	$6,500	(5)
Senior Vice President — Strategy,	2004	$145,000		$136,819	—		—		$6,500
Corporate Development, and IR	2003	$67,384	(8)	$19,100	—		—		$10,000

(1)	Certain executive officers also received certain perquisites, including a car allowance or use of a company car, the value of which did not exceed the lesser of $50,000 or 10% of the annual salary and bonus paid to each such executive officer.

(2)	Amounts shown for each fiscal year include bonuses earned in such fiscal year, but not paid until the following fiscal year. Amounts shown for 2004 also include special bonuses earned in 2004 and paid in 2004.

(3)	Represents 471,259, 70,689, 35,344, 70,689, and 70,689 restricted stock units granted to Messrs. Minarik, Busse, Hirshberg, Rutledge, and Duffy, respectively, in connection with the termination of each executive’s sale bonus agreement. Each restricted stock unit represents the right to receive one share of our common stock valued at $16.00 per share, which was the value of our common stock at the time of grant. All of the restricted stock units were vested immediately upon grant and the shares of common stock underlying the restricted stock units will be delivered over a three-year period, except for the shares deliverable to Mr. Minarik, which will be delivered over a four-year period.

(4)	Amounts represent payments made in connection with the termination of each executive’s sale bonus agreement.

(5)	Amounts represent (i) payments of $15,000, $6,000, $5,000, $6,000, and $5,000 made to Messrs. Minarik, Busse, Hirshberg, Rutledge, and Duffy, respectively, pursuant to our deferred compensation/salary continuation agreements; and (ii) matching contributions to our 401(k) plan of $1,500, $1,500, $1,500, $1,500, and $1,500 on behalf of Messrs. Minarik, Busse, Hirshberg, Rutledge, and Duffy, respectively.

(6)	Represents a payment made pursuant to an equity participation agreement with Mr. Minarik in connection with our June 2004 recapitalization and special dividend.

(7)	Mr. Hirshberg was our chief financial officer and vice president — finance until September 2005.

(8)	Mr. Duffy became an executive officer of our company in June 2003. The amount includes compensation received from us by Mr. Duffy as a consultant prior to becoming an executive officer.
Option Grants
     During fiscal 2005, we did not grant any stock options to any of the executive officers listed in the Summary Compensation Table above.
Fiscal 2005 Option Exercises and Year-End Option Values
     During fiscal 2005, no executive officer exercised any stock options and, as of December 31, 2005, no executive officers held any options to purchase shares of our common stock.
Employment and Other Agreements
     We amended and restated our employment agreement with Mr. Minarik in January 2004. Under this three-year agreement, Mr. Minarik receives an annual base salary of $500,000, which increases $25,000 each year that our Adjusted EBITDA increases. Mr. Minarik is also entitled to receive annual incentive compensation, in an amount up to his base salary, based on our achievement of specified profitability, cash flow, and debt reduction goals. If we terminate Mr. Minarik without cause, we must pay him 12 months of base salary (24 months if the termination is after a change in control).
     We have no other written employment contracts with any of our executive officers. We do have, however, employment letters and signed terms-and-conditions agreements with certain employees. We offer our employees medical, dental, life, and disability insurance benefits. Our executive officers and other key personnel are eligible to receive incentive bonuses and are eligible to receive equity-related awards under our incentive compensation plan. Our executive officers are party to certain change in control severance agreements pursuant to which they are entitled to receive certain compensation if their employment is terminated following a change in control of our company. Our executive officers are also party to certain deferred compensation/salary continuation agreements. See “Certain Relationships and Related Transactions.”
2005 Incentive Compensation Plan
     Our board of directors has adopted and our shareholders have approved our 2005 incentive compensation plan, or incentive compensation plan. The incentive compensation plan will terminate no later than (1) November 23, 2015, or (2) 10 years after the board approves an increase in the number of shares subject to the plan (so long as such increase is also approved by our shareholders). The incentive compensation plan provides for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock, dividend equivalents, other stock-related awards, and performance awards. Awards may be granted to employees, including officers, non-employee directors, and consultants.
Share Reserve
     An aggregate of 2,750,000 shares of common stock have been reserved for issuance under the incentive compensation plan. As of April 21, 2006, 1,005,686 restricted stock units had been issued, and options to purchase 50,000 shares of common stock had been granted under the incentive compensation plan and 1,694,314 shares of common stock remained available for grant.
     Certain types of shares issued under the incentive compensation plan may again become available for the grant of awards under the incentive compensation plan, including restricted stock that is repurchased or forfeited prior to it becoming fully vested; shares withheld for taxes; shares that are not issued in connection with an award, such as upon the exercise of a stock appreciation right; shares used to pay the exercise price of an option in a net exercise; and shares that are not issued because the award is settled in cash.
     In addition, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full may be subject to new equity awards. Shares issued under the incentive compensation plan may be previously unissued shares or reacquired shares bought on the market or otherwise.
Administration
     Our board of directors has the authority to administer the incentive compensation plan as the plan administrator. However, our board of directors has the authority to delegate its authority as plan administrator to one or more committees, including its compensation committee. Subject to the terms of the incentive compensation plan, the plan administrator will determine recipients, grant dates, the numbers and types of equity awards to be granted, and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, phantom stock and the strike price for stock appreciation rights.
Grant Limits
     To the extent that Section 162(m) applies to the incentive compensation plan, no participant will receive an award for more than 2,000,000 shares in any calendar year. In addition, no participant will receive a performance bonus for more than $5,000,000 per twelve-month period (as adjusted on a straight line basis for the actual length of the performance period).
Stock Options
     Each stock option granted pursuant to the incentive compensation plan must be set forth in a stock option agreement. The plan administrator determines the terms of the stock options granted under the incentive compensation plan, including the exercise price, vesting schedule, the maximum term of the option and the period of time the option remains exercisable after the optionee’s termination of service. The exercise price of a stock option, however, may not be less than the fair market value of the stock on its grant date and the maximum term of a stock option may not be more than ten years. All options granted under the incentive compensation plan will be nonstatutory stock options.
     Acceptable consideration for the purchase of common stock issued under the incentive compensation plan will be determined by the plan administrator and may include cash, common stock previously owned by the optionee, a deferred payment arrangement, a broker assisted exercise, the net exercise of the option, and other legal consideration approved by the board of directors.
     Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.
Restricted Stock Awards
     Restricted stock awards are granted pursuant to a restricted stock award agreement. The plan administrator determines the terms of the restricted stock award, including the purchase price, if any, for the restricted stock, and the vesting schedule, if any, for the restricted stock award. The plan administrator may grant shares fully vested as a bonus for the recipient’s past services performed for us. The purchase price for a restricted stock award may be payable in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to our board of directors. Shares under a restricted stock award may not be transferred other than by will or by the laws of descent and distribution until they are fully vested or unless otherwise provided for in the restricted stock award agreement.
Stock Appreciation Rights
     Each stock appreciation right granted pursuant to the incentive compensation plan must be set forth in a stock appreciation rights agreement. The plan administrator determines the terms of the stock appreciation rights granted under the incentive compensation plan, including the strike price, vesting schedule, the maximum term of the right and the period of time the right remains exercisable after the recipient’s termination of service.
     Generally, the recipient of a stock appreciation right may not transfer the right other than by will or the laws of descent and distribution unless the stock appreciation rights agreement provides otherwise. However, the recipient of a stock appreciation right may designate a beneficiary who may exercise the right following the recipient’s death.
Stock Units
     Stock unit awards are granted pursuant to stock unit award agreements. The plan administrator determines the terms of the stock unit award, including any performance or service requirements. A stock unit award may require the payment of at least par value. Payment of any purchase price may be made in cash, the recipient’s past services performed for us, or any other form of legal consideration acceptable to the board of directors. Rights to acquire shares under a stock unit award agreement may not be transferred other than by will or by the laws of descent and distribution unless otherwise provided in the stock unit award agreement.
Dividend Equivalents
     Dividend equivalents are granted pursuant to a dividend equivalent award agreement. Dividend equivalents may be granted either alone or in connection with another award. The plan administrator determines the terms of the dividend equivalent award.
Other Stock-related Awards
     The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting, and any repurchase rights associated with such awards. Unless otherwise specifically provided for in the award agreement, such awards may not be transferred other than by will or by the laws of descent and distribution.
Performance Awards
     Performance awards are granted pursuant to a performance award agreement. The plan administrator determines the terms of the performance awards, including the specific performance criteria that must be met to receive payment, any additional vesting, and the form of payment, which may be cash, stock, or other property. In order to qualify performance awards as “performance-based” awards under Section 162(m) of the Code, the incentive compensation plan provides a specific list of the performance criteria that may be used for such awards.
Changes in Control
     In the event of certain corporate transactions, all outstanding options and stock appreciation rights under the incentive compensation plan either will be assumed, continued, or substituted for by any surviving or acquiring entity. If the awards are not assumed, continued, or substituted for, then such awards shall become fully vested and, if applicable, fully exercisable and will terminate if not exercised prior to the effective date of the corporate transaction. In addition, at the time of the transaction, the plan administrator may accelerate the vesting of such equity awards or make a cash payment for the value of such equity awards in connection with the termination of such awards. Other forms of equity awards such as restricted stock awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity. If such repurchase or forfeiture rights are not assigned, then such equity awards may become fully vested. The vesting and exercisability of certain equity awards may be accelerated on or following a change in control transaction if specifically provided in the respective award agreement.
Adjustments
          In the event that certain corporate transactions or events (such as a stock split or merger) affects our common stock, our other securities or any other issuer such that the plan administrator determines an adjustment to be appropriate under the incentive compensation plan, then the plan administrator shall, in an equitable manner, substitute, exchange, or adjust (i) the number and kind of shares reserved under the incentive compensation plan, (ii) the number and kind of shares for the annual per person limitations, (iii) the number and kind of shares subject to outstanding awards, (iv) the exercise price, grant price, or purchase price relating to any award and/or make provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.
401(k) Plan
          We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. The retirement and deferred savings plan provides that each participant may contribute up to 20% of his or her pre-tax compensation, up to a statutory limit, which was $14,000 in calendar year 2005 except for employees over 50 years of age, for whom the limit was $18,000 in 2005. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. There is an employer match of 50% of the employee’s contribution up to an annual maximum of $1,500, which we increased to $2,000 effective January 1, 2006. In 2005, we made approximately $178,000 of matching contributions to the retirement and deferred savings plan on behalf of participating employees.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Introduction
          We established the compensation committee in November 2005. Because the compensation committee was recently formed, it did not meet during fiscal 2005 but acted by written consent one time. All compensation decisions to date have been made by our board of directors and by management. Prior to our initial public offering, our board of directors and management established each executive’s base salary at a level that is designed to reflect that executive’s position and responsibility within our company, to attract and retain highly qualified executives, and to be competitive with similarly situated executives at companies of similar size and revenue levels. Other considerations were the individual executive’s experience and performance during the past year.
          Going forward, compensation matters will be addressed by the compensation committee. The responsibilities of the compensation committee include determining, or recommending to our board of directors for determination, the compensation of our chief executive officer and other executive officers and discharging the responsibilities of our board of directors relating to compensation programs. The compensation committee will review base salary levels for our executive officers at the beginning of each fiscal year and will recommend actual bonuses at the end of each fiscal year based upon the company’s performance and the performance of our individual executive officers.
          Mr. Robertson is the chairman of the committee, and Mr. Spierer is a committee member.

Philosophy
          We are in the process of developing a total compensation philosophy and strategy that supports our business objectives and reflects our culture and desired position in our industry with respect to other public companies in our peer group with which we compete for executive talent, customers, and investors. As when we were a private corporation, on a go-forward basis a substantial portion of executive compensation will be linked to our operational, financial, and strategic success.
          Our executive compensation program seeks to provide a level of compensation that is competitive with companies similar in both size and industry. The compensation committee plans to obtain the comparative data used to assess competitiveness from a variety of resources. Actual total compensation levels may differ from competitive levels in surveyed companies as a result of our annual and long-term performance, as well as the performance of our individual executive officers. The compensation committee will use its discretion to determine or recommend executive compensation when, in its judgment, external, internal, or an individual’s circumstances warrant.
Compensation Program
          The primary components of our executive compensation program consists of base salary, annual incentive compensation, and equity-based compensation.
          Base Salary
          Base salary levels for our executive officers for 2005, which were set by our board of directors and management, were a product of employment agreement, employment letter, and terms-and-conditions agreement obligations, and consideration of factors such as experience, performance, salary paid in prior employment, and internal base salary comparability considerations.
          In the future, the compensation committee will review salaries recommended by our chief executive officer for executive officers other than our chief executive officer. In formulating these recommendations, our chief executive officer will consider our overall performance and conduct an informal evaluation of individual officer performance. The compensation committee will recommend that our board of directors make final determinations on any adjustments to the base salary for executives.
          Annual Incentive Compensation
          Annual incentive awards are intended to provide incentive compensation to key officers and employees who contribute substantially to our success. Annual incentive awards for our executive officers ranged from approximately 70% to 100% of base salary in 2005. These amounts were based on us meeting certain operating income objectives and individual performance objectives. Other considerations included the successful completion of certain material strategic acquisitions and the further development of strategic partnerships and alliances. Recognition was also given for successful completion of our initial public offering. In all cases, annual incentive award recommendations were based on our operational and strategic achievements.
          The granting of such awards is based upon the achievement of our company’s performance objectives and predefined individual performance objectives. Individual performance objectives are developed for senior level managers and key employees early in each fiscal year. Upon the close of each fiscal year, executive management and the committee conducts an assessment of individual performance achieved versus individual performance objectives. This assessment includes individual responsibility, performance, and compensation level. Simultaneously, the board conducts an assessment of our company’s overall performance, which includes the achievement of operating results and other performance criteria. The combination of these factors determines any incentive bonuses to be paid.

          Equity-Based Compensation
          In November 2005, our board of directors adopted and our shareholders approved our 2005 incentive compensation plan. The incentive compensation plan provides for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock, dividend equivalents, other stock-related awards, and performance awards. Awards may be granted to employees, including officers, non-employee directors, and consultants.
          In December 2004 and early 2005, we entered into sale bonus agreements with 21 key employees, including our executive officers. These agreements were designed to provide an incentive to increase our value by making a payment upon certain liquidity events. See “Certain Relationships and Related Transactions.” Pursuant to the sale bonus agreements, we paid an aggregate of approximately $5.8 million and granted restricted stock unit awards for an aggregate of 897,748 shares of our common stock to the 21 key employees in exchange for the termination of the sale bonus agreements upon the closing of our initial public offering. The restricted stock unit awards were granted pursuant to the incentive compensation plan. Any future grants of awards to our executive officers under the incentive compensation plan will be made by the compensation committee.
          Benefits
          We provide various employee benefit programs to our executive officers, including medical, dental, life, and disability insurance benefits, and a 401(k) retirement savings plan. These benefits are generally available to all employees of our company.
          Chief Executive Officer Compensation
          During 2005, the compensation of our Chief Executive Officer, James E. Minarik, was established pursuant to a three-year employment agreement. Under Mr. Minarik’s employment agreement, Mr. Minarik receives an annual base salary of $500,000, which increases $25,000 each year that our Adjusted EBITDA increases. Mr. Minarik is also entitled to receive annual incentive compensation, in an amount up to his base salary, based on our achievement of specified profitability, cash flow, and debt reduction goals. In early 2006, Mr. Minarik received annual incentive compensation of $500,000, or 100% of his base salary, for his performance in 2005. In December 2005, we granted Mr. Minarik 471,259 restricted stock units, which vested immediately in connection with the termination of his sale bonus agreement as described above. Each restricted stock unit represents the right to receive one share of our common stock, which will be delivered over a three-year period. The restricted stock units were granted pursuant to a sale bonus agreement. See “Certain Relationships and Related Transactions.”
Compliance with Internal Revenue Code Section 162(m)
          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Prior to our initial public offering in December 2005, we were not subject to Section 162(m). We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).
          This report has been furnished by the compensation committee of our board of directors.

Andrew D. Robertson, Chairman
S. James Spierer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the fiscal year ended December 31, 2005, our compensation committee consisted of Messrs. Robertson and Spierer, both independent directors (as defined in Rule 16b-3 under the Exchange Act). Neither committee member had any contractual or other relationship with our company during fiscal 2005.
REPORT OF THE AUDIT COMMITTEE
          Our board of directors has appointed an audit committee, consisting of three directors. All of the members of the audit committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.
          The role of the audit committee is to assist our board of directors in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors’ qualifications and independence, and the performance of our internal audit function and our independent auditors. The primary responsibilities of the audit committee are set forth in its charter.
          Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
          In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements with management and our independent auditor. The audit committee discussed with our independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS 89 and SAS 90, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. This included a discussion of our independent auditor’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee received from our independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The audit committee also discussed with our independent auditor the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by our independent auditor.
          The audit committee discussed with our independent auditor the overall scope and plans for its audit. The audit committee met with our independent auditor, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting.
          The audit committee has concluded that PricewaterhouseCoopers LLP is independent from our company and management. The audit committee has authorized the reappointment, subject to shareholder ratification, of PricewaterhouseCoopers LLP as the company’s auditor.
          Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
          Our board of directors has adopted a written charter for the audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of the Nasdaq National Market. A copy of the audit committee charter is included as Appendix A to this proxy statement.

          The report has been furnished by the audit committee of our board of directors.

Edmond S. Thomas, Chairman
Victor J. Orler
Andrew D. Robertson
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.
          Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2005, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management and Advisory Agreements
          From 1999 through our initial public offering, we had a management agreement with Trivest Partners, L.P., pursuant to which Trivest Partners provided management, consulting, and financial services to us. These services included rendering advice and assistance concerning our operations, strategic and capital planning, and financing, including conducting relations on our behalf with accountants, attorneys, financial advisors, and other professionals, as well as advice and expertise in connection with acquisitions and dispositions. Pursuant to the management agreement, Trivest Partners was entitled to receive a base management fee and additional fees for assisting with acquisitions, dispositions, and financings, as well as reimbursement for out-of-pocket expenses. In 2005, we paid Trivest Partners aggregate fees and expenses of $720,000. In connection with the consummation of our initial public offering, the management agreement was terminated in exchange for a payment to Trivest Partners of $3.5 million. Messrs. Templeton, Elias, and Powell are each affiliated with Trivest Partners, which is also an affiliate of our largest shareholders.
          Upon consummation of our initial public offering, we entered into an advisory agreement with Trivest Partners. The agreement provides that for each acquisition or disposition of any business operation by us that is introduced or negotiated by Trivest Partners, Trivest Partners will generally receive a fee of between 1% and 3% of the purchase price. In addition, we will pay Trivest Partners a fee of 1.5% of the amount of any equity or debt financing or refinancing negotiated by Trivest Partners. However, if we engage another financial advisor to provide services in connection with such an acquisition, disposition, or financing, the fees payable to Trivest Partners may be reduced to an amount (determined in good faith by our board of directors) that reflects the relative contribution of Trivest Partners. The agreement further provides that our obligation to pay financial advisory fees will terminate when affiliates of Trivest Partners, on a combined basis, own less than 20% of our outstanding voting securities. There will not be any fee payable to Trivest Partners in connection with such termination.
Sale Bonus Agreements
          In December 2004 and early 2005, we entered into sale bonus agreements with 21 key employees, including our executive officers. These agreements were designed to provide an incentive to increase our value by making a payment upon certain liquidity events. The agreements provided that, in connection with our initial public offering, our board of directors would negotiate in good faith with each key employee to determine a fair compensation arrangement to compensate the key employee in accordance with the purpose of the agreement. As a result of that negotiation, we agreed to pay an aggregate of approximately $5.8 million and grant restricted stock unit awards for an aggregate of 897,748 shares of our common stock to the 21 key employees in exchange for the termination of the sale bonus agreements upon the consummation of our initial public offering. The restricted stock unit awards generally provide for the delivery of one-third of the underlying common stock on each of the first three anniversaries of our initial public offering, with delivery of stock on a quarterly basis to four of our named executive officers. Delivery of the underlying common stock is not contingent on our continued employment of the key employees. The termination payments and restricted stock unit awards were determined by applying each employee’s applicable sale bonus agreement percentage to the amount by which an agreed-upon valuation for our company exceeded a pre-established amount. Each employee’s percentage of that net equity amount will generally be paid 20% in cash and 80% in restricted stock units. Prior to our initial public offering, no amounts had ever been paid to any employee under the sale bonus agreements.
          In connection with our initial public offering, named executive officers received the following:

		Number of Shares
		Subject to
Name	Cash Amount	Restricted Stock Units
James E. Minarik	$4,121,007	471,259
Glenn R. Busse	$282,755	70,689
Richard J. Hirshberg	$141,378	35,344
Mark E. Rutledge	$282,755	70,689
Kevin P. Duffy	$282,755	70,689
Deferred Compensation/Salary Continuation Agreements
          We have entered into deferred compensation/salary continuation agreements with each of our executive officers. These agreements were designed to provide these officers with retirement benefits in the form of deferred compensation, which amounts accrue for as long as the officer remains a full-time employee of our company. Under the agreements, for each year during which an executive officer remains a full-time employee of our company, we accrue as deferred compensation for that executive officer a set amount (which ranges from approximately $2,500 to $15,000 per officer) plus any additional amount we may elect to contribute. The amounts accrued are deposited into a deferred compensation account and, upon the executive officer’s retirement, we are obligated to pay the executive officer the balance of the deferred compensation account. The balance of the deferred compensation account will be paid in five annual installments commencing on January 1 of the year following an executive officer’s retirement. If an executive officer dies while employed by our company, we will pay that executive officer’s designated beneficiary a salary continuation benefit equal to the balance of the deferred compensation account. If an executive officer’s employment terminates for any reason other than death or retirement, that executive officer is entitled to a severance benefit equal to the value of the deferred compensation account.
Real Estate Lease Agreement
          On July 14, 2003, we entered into a lease agreement for our headquarters facility with Greene Properties, Inc., a corporation owned by Darrell E. Issa, one of our current directors and our former owner. Under the lease agreement and an amendment to the lease dated September 8, 2004, we lease an aggregate of 162,771 square feet of office and distribution space. The initial term of the amended lease expires December 31, 2013, and we have one five-year renewal option exercisable upon at least six months advance written notice of our election to exercise the option. Our current fixed monthly rent under the lease is approximately $118,000, plus 100% of the common area costs. We paid annual rent under the lease of $1.1 million, $1.3 million, and $1.6 million during the years ended December 31, 2003, 2004, and 2005, respectively.

Registration Rights Agreement
          In connection with our purchase by Trivest in 1999, we entered into a registration rights agreement with Darrell E. Issa, one of our current directors and our former owner, as well as certain other shareholders that provided financing for that acquisition. In connection with our initial public offering, we entered into an amended and restated agreement pursuant to which Trivest became a party. The agreement provides that, if Mr. Issa, Trivest, or the other shareholders party to the agreement so request, we will register under the Securities Act of 1933, as amended, any shares of our common stock currently held or later acquired by Mr. Issa, Trivest, or the other shareholders. Mr. Issa, Trivest, and the other shareholders will also have the right to include the shares of our common stock that they own in registrations that we initiate on our own behalf or on behalf of other shareholders.

PERFORMANCE GRAPH
          The following line graph compares cumulative total shareholder returns for the period from December 16, 2005 through March 31, 2006, the end of the first fiscal quarter of the fiscal year ending December 31, 2006, for (1) our common stock; (2) the Nasdaq Stock Market (U.S.) Index; and (3) an industry peer group. We do not believe that an index exists with companies comparable to those of our company. We have therefore elected to include a peer group consisting of Audiovox Corporation; Garmin Ltd.; Lojack Corporation; Harman International Industries, Incorporated; and Rockford Corporation. The graph assumes an investment of $100 on December 16, 2005, which was the first day on which our stock was listed on the Nasdaq National Market. The calculations of cumulative shareholder return on the Nasdaq Stock Market (U.S.) Index and the industry peer group include reinvestment of dividends, but the calculation of cumulative shareholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock on April 21, 2006, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares
	Beneficially
Name of Beneficial Owner	Owned(1)(2)	Percent(2)
Directors and Executive Officers:
James E. Minarik (3)	102,261	*
Glenn R. Busse	56,639	*
Richard J. Hirshberg (4)	36,844	*
Mark E. Rutledge	56,639	*
Kevin P. Duffy	23,235	*
Troy D. Templeton (5)(6)	10,979,740	44.3%
Earl W. Powell (5)(6)	10,979,740	44.3%
Jon E. Elias (5)(6)	10,982,740	44.3%
Darrell E. Issa (7)	1,069,196	4.3%
Andrew D. Robertson	6,200	*
Victor J. Orler	10,000	*
S. James Spierer	7,000	*
Kevin B. McColgan	1,000	*
Edmond S. Thomas	1,000	*
All directors and executive officers as a group (17 persons)	12,400,570	50.1%

5% Shareholders:
Trivest Funds (5)	10,979,740	44.3%
Massachusetts Mutual Life Insurance Company (8)	1,240,011	5.0%
Alydar Funds (9)	1,260,169	5.1%
FMR Corp. (10)	1,318,200	5.3%

*	Less than one percent.

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Directed Electronics, Inc., 1 Viper Way, Vista, California 92081.

(2)	The percentages shown are calculated based on 24,769,197 shares of common stock outstanding on April 21, 2006. The numbers and percentages shown include the shares of common stock actually owned as of April 21, 2006. None of the identified persons or groups had the right to acquire additional shares of common stock within 60 days of such date.

(3)	Includes 6,319 shares of our common stock held by the Delaware Charter Guarantee & Trust Co. TTE FBO James E. Minarik KEOGH.

(4)	Includes 24,494 shares of our common stock held by the Richard J. Hirshberg Trustee UDT January 29, 2005.

(5)	Represents shares of our common stock held by Trivest Fund II, Ltd.; Trivest Equity Partners II, Ltd.; Trivest Principals Fund II, Ltd.; Trivest-DEI Co-Investment Fund, Ltd.; Trivest Fund III, L.P.; Trivest Principals Fund III, L.P.; Trivest Equity Partners III, L.P.; and Trivest Fund Cayman III, L.P., all of which are affiliates and are referred to in this proxy statement collectively as the “Trivest Funds.” Earl W. Powell exercises voting and dispositive power over all such shares. The address of each of the Trivest Funds is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(6)	Represents shares of our common stock held by the Trivest Funds, as described in note 8. Messrs. Powell, Templeton, and Elias are each officers of certain of the Trivest Funds or their affiliates. Accordingly, Messrs. Powell, Templeton, and Elias may be deemed to beneficially own the shares owned by the Trivest Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The number of shares of our common stock held by Mr. Elias includes 3,000 shares owned by Mr. Elias directly for which he does not disclaim beneficial ownership. The address of each such person is c/o Trivest Partners, L.P., 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.

(7)	Represents shares of our common stock held by the Issa Family Foundation. Mr. Darrell E. Issa exercises sole voting and dispositive power over all such shares. The address of the Issa Family Foundation is 1800 Thibodo Road, Suite 320, Vista, California 92081.

(8)	Represents shares of common stock held by Massachusetts Mutual Life Insurance Company. The following officers of Babson Capital Management, which acts as investment adviser for Massachusetts Mutual Life Insurance Company, exercise sole voting and dispositive power over all shares held by Massachusetts Mutual Life Insurance Company: Roger W. Crandall (Chairman), William F. Glavin, Jr. (President and CEO), David J. Brennan (Vice Chairman and Managing Director), Stephen L. Kuhn (General Counsel and Secretary), Rodney J. Dillman (Deputy General Counsel and Assistant Secretary), John E. Deitelbaum (Counsel and Assistant Secretary), John A. Anderson III (Counsel and Assistant Secretary), James E. Masur (CFO and Managing Director), Jan F. Jumet (Managing Director and Chief Compliance Officer), DeAnne Dupont (Treasurer, Controller, and Managing Director), Bernadette Clegg (Assistant Treasurer and Managing Director), Deborah L. Gatto (Assistant Treasurer), and other individuals holding the title of “Managing Director” from time to time. The address of Massachusetts Mutual Life Insurance Company is 1295 State Street, Springfield, Massachusetts 01111.

(9)	Represents shares of our common stock held by Alydar Capital, LLC; Alydar Partners, LLC; Alydar Fund, L.P.; Alydar QP Fund, L.P.; Alydar Fund Limited; Alysheba Fund, L.P.; Alysheba QP Fund, L.P.; Alysheba Fund Limited; and John A. Murphy, all of which are affiliates and are referred to in this proxy statement collectively as the “Alydar Funds.” Mr. John A. Murphy exercises shared voting and dispositive power over all such shares. The address of each of the Alydar Funds is 222 Berkeley Street, 17th Floor, Boston, Massachusetts 02116.

(10)	Represents shares of our common stock held by FMR Corp. Mr. Edward C. Johnson III and FMR Corp. each exercise sole voting and dispositive power over all such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     On July 5, 2005, we retained PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements as of December 31, 2004 and for the year then ended, and to reaudit our consolidated financial statements as of December 31, 2003 and for each of the two years in the period then ended. Ernst & Young LLP had previously been engaged to audit our consolidated financial statements as of December 31, 2003 and for each of the four years in the period then ended. Ernst & Young LLP, however, concluded that it was not independent within the meaning of Rule 2-01(b) of Regulation S-X. The decision to dismiss Ernst & Young LLP was approved by our board of directors on May 12, 2005.
     The reports of Ernst & Young LLP on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for the year ended December 31, 2002 was modified to disclose that we had restated our financial statements for the years ended December 31, 2000 and 2001. We had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Ernst & Young LLP to make reference in connection with its opinion to the subject matter of the disagreement. During the fiscal years ended December 31, 2003 and 2004 and through July 5, 2005, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K. We requested Ernst & Young LLP to furnish a letter addressed to the SEC stating whether Ernst & Young LLP agrees with the above statements made by us. A copy of this letter addressed to the SEC, dated August 24, 2005, is filed as Exhibit 16 to our Registration Statement on Form S-1 (File No. 333-127823), filed with the SEC on August 24, 2005.
     During the fiscal years ended December 31, 2003 and 2004 and through our retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm in July 2005, we did not consult with PricewaterhouseCoopers LLP on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement or a reportable event.
     Aggregate fees billed to our company for the fiscal years ended December 31, 2004 and 2005 by Ernst & Young LLP and PricewaterhouseCoopers LLP are as follows:

	Fiscal 2004	Fiscal 2005
Ernst & Young LLP

Audit Fees (1)	$82,249	$314,283
Audit-Related Fees (2)	$75,801	—
Tax Fees (3)	$148,939	$377,021
All Other Fees	—	—

PricewaterhouseCoopers LLP

Audit Fees (1)	—	$1,822,092
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees	—	$2,470

(1)	Represents fees associated with the annual audits, assistance with the review of documents filed with the SEC, and accounting consultations.

(2)	Represents fees associated with assistance in documenting internal control policies and procedures over financial reporting and due diligence in connection with proposed or consummated business combinations.

(3)	Represents fees associated with assistance in tax compliance and tax-related consultation.

Audit Committee Pre-Approval Policies
     The charter of our audit committee provides that the duties and responsibilities of our audit committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by our independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
     To the extent it deems appropriate, the audit committee may delegate pre-approval authority to the chairman of the audit committee or any one or more other members of the audit committee provided that any member of the audit committee who has exercised any such delegation must report any such pre-approval decision to the audit committee at its next scheduled meeting. The audit committee will not delegate to management the pre-approval of services to be performed by the independent auditor.
     Our audit committee requires that our independent auditor, in conjunction with our chief financial officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the audit committee about each service to be provided and must provide detail as to the particular service to be provided.
     All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by our audit committee pursuant to our audit committee’s pre-approval policies or by our board of directors if such services were performed prior to the formation of the audit committee.
DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
     Any shareholder that wishes to present any proposal for shareholder action at the next annual meeting of shareholders to be held in 2007 must notify us at our principal offices no later than February 9, 2007 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, shareholders must follow certain procedures to nominate persons for election as director or to introduce an item of business at an annual meeting of shareholders.
     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to shareholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2007, except in circumstances where (i) we receive notice of the proposed matter no later than April 25, 2007 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.
OTHER MATTERS
     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
Dated: April 25, 2006

APPENDIX A
DIRECTED ELECTRONICS, INC. (the “Company”)
AUDIT COMMITTEE CHARTER
Purpose
     The purpose of the Audit Committee (the “Committee”) shall be as follows:
1.	To oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

2.	To provide assistance to the Board of Directors with respect to its oversight of the following:
(a)	The integrity of the Company’s financial statements.

(b)	The Company’s compliance with legal and regulatory requirements.

(c)	The independent auditor’s qualifications and independence.

(d)	The performance of the Company’s internal audit function, if any, and independent auditor.
3.	To prepare the report that SEC rules require be included in the Company’s annual proxy statement.
Composition
     The Committee shall consist of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of The NASDAQ Stock Market and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and each of whom must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company during the previous three-year period.
     Under exceptional and limited circumstances, however, one director who is not independent as defined in the rules and regulations of The NASDAQ Stock Market may serve as a member of the Committee, subject to the following:
•	the director, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board committee, does not accept any consulting, advisory, or other compensatory fee from the Company and is not an affiliated person of the Company or any subsidiary of the Company;

•	the director is not a current officer or employee of the Company or a family member of such officer or employee;

•	the Board of Directors determines, under such exceptional and limited circumstances, that membership by the individual on the Committee is required by the best interests of the Company and its shareholders;

•	the Company discloses in the next annual proxy statement subsequent to such determination (or the Form 10-K if an annual proxy statement is not filed), the nature of the relationship and the reasons for that determination;

•	no such person may serve as the Chairman of the Committee; and

•	no such person may serve on the Committee for more than two years.
     No member of the Committee shall receive directly or indirectly any consulting, advisory, or other compensatory fees from the Company or any subsidiary of the Company other than (1) director’s fees for service as a director of the Company, including reasonable compensation for serving on Board committees and regular benefits that other directors receive; and (2) a pension or similar compensation for past performance, provided that such compensation is not conditioned on continued or future service to the Company. In addition, no member of the Committee may be an affiliate of the Company or any subsidiary of the Company whether by being an officer or owning more than 10 percent of the Company’s voting securities.
Qualifications
     All members of the Committee shall be able to read and understand fundamental financial statements (including a company’s balance sheet, income statement, and cash flow statement) and at least one member either must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication (including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities) or be an “audit committee financial expert” under the requirements of the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by an outside organization.
Appointment and Removal
     The members of the Committee shall be appointed by the Board of Directors. A member shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.
Chairman
     Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.
Delegation to Subcommittees
     In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.
Meetings
     The Committee shall meet as frequently as circumstances dictate. The Chairman of the Committee or a majority of the members of the Committee may call meetings of the Committee. Any one or more of the members of the Committee may participate in a meeting of the Committee by means of conference call or similar communication device by means of which all persons participating in the meeting can hear each other.

     All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote. In addition, the Committee may invite to its meetings any director, member of management of the Company, and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate.
     As part of its goal to foster open communication, the Committee shall periodically meet separately with each executive officer, the director of the Company’s internal auditing staff, if any, and the independent auditor to discuss any matters that the Committee, the independent auditor, or the internal auditor, if any, believe would be appropriate to discuss privately. In addition, the Committee should meet with the independent auditor and management periodically to review the Company’s financial statements in a manner consistent with that outlined in this Charter.
Duties and Responsibilities
     The Committee shall carry out the duties and responsibilities set forth below. These functions should serve as a guide with the understanding that the Committee may determine to carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal, or other conditions. The Committee shall also carry out any other duties and responsibilities delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in this Charter. The Committee may perform any functions it deems appropriate under applicable law, rules, or regulations, the Company’s by-laws, and the resolutions or other directives of the Board of Directors, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.
     In discharging its oversight role, the Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard and as it otherwise deems appropriate, the Committee shall have the authority, without seeking Board approval, to engage and obtain advice and assistance from outside legal and other advisors as it deems necessary to carry out its duties. The Committee also shall have the authority to receive appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, from the Company for the payment of compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; to compensate any outside legal or other advisors engaged by the Committee; and to pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
     The Committee shall be given full access to the Company’s internal auditor, if any, Board of Directors, corporate executives, and independent auditor as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors, except as otherwise limited by applicable law.
     Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the independent auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor. It also is the job of the Chief Executive Officer and senior management, rather than that of the Committee, to assess and manage the Company’s exposure to risk.
Documents/Reports Review
1.	Discuss with management and the independent auditor, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

2.	Discuss with management and the independent auditor, prior to the Company’s filing of any quarterly or annual report, (a) whether any significant deficiencies in the design or operation of internal control over financial reporting exist that could adversely affect the Company’s ability to record, process, summarize, and report financial data; (b) the existence of any material weaknesses in the Company’s internal control over financial reporting; and (c) the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
3.	Discuss with management and the independent auditor the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.
4.	Discuss with management and the independent auditor the Company’s major financial risk exposures, the guidelines and policies by which risk assessment and management is undertaken, and the steps management has taken to monitor and control risk exposure.
Independent Auditors
5.	Appoint, retain, compensate, evaluate, and terminate any accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company and, in its sole authority, approve all audit engagement fees and terms as well as all non-audit engagements with the accounting firm.
6.	Oversee the work of any accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, including resolving any disagreements between management and the independent auditor regarding financial reporting.
7.	Pre-approve, or adopt procedures to pre-approve, all audit, audit related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by the independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Committee. Unless otherwise specified by the Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.
8.	To the extent it deems it appropriate, delegate pre-approval authority to the Chairman of the Committee or any one or more other members of the Committee provided that any member of the Committee who has exercised such delegation must report any such pre-approval decisions to the Committee at its next scheduled meeting. The Committee will not delegate the pre-approval of services to be performed by the independent auditor to management.
9.	Require that the independent auditor, in conjunction with the Chief Financial Officer, be responsible for seeking pre-approval for providing services to the Company and that any request for pre-approval must inform the Committee about each service to be provided and must provide detail as to the particular service to be provided.
10.	Inform each accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review, or attest services for the Company that such firm shall report directly to the Committee.

11.	Receive written statements from the independent auditor delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1 and consider and discuss with the independent auditor any disclosed relationships or services that could affect the independent auditor’s objectivity and independence, and if so determined by the Committee, take appropriate action to resolve issues regarding the independence of the independent auditors.
12.	Review, at least annually, the qualifications, performance, and independence of the independent auditor. In conducting its review and evaluation, the Committee should do the following:
(a)	At least annually, obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company.

(b)	Ensure the rotation of the lead (or coordinating) audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself.

(c)	Confirm with the independent auditor that the lead (or coordinating) audit partner, the concurring (or reviewing) audit partner, and each other active audit engagement team partner satisfies the rotation requirements of Rule 2-01(c)(6) of Regulations S-X.

(d)	Take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).
Financial Reporting Process
13.	In consultation with the independent auditor, management, and the internal auditor, if any, review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding (a) all critical accounting policies and practices to be used by the Company and the related disclosure of those critical accounting policies under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (c) all alternative treatments of financial statements within generally accepted accounting principals that have been discussed with the Company’s management, the ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditor; (d) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (e) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; (f) issues with respect to the design and effectiveness of the Company’s disclosure controls and procedures, management’s evaluation of those controls and procedures, and any issues relating to such controls and procedures during the most recent reporting period; (g) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; (h) any significant matters arising from any audit, including audit problems and difficulties, whether raised by management, the internal auditor, if any, and the independent auditor, relating to the Company’s financial statements; and (i) any other material written communications between the independent auditor and the Company’s management, including any “management” letter or schedule of unadjusted differences.
14.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.
15.	Review with the independent auditor any audit problems or difficulties encountered and management’s response thereto. In this regard, the Committee will regularly review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.
16.	Obtain from the independent auditor assurance that the audit of the Company’s financial statements was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, which sets forth procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934.
17.	Discuss the scope of the annual audit and review the form of the opinion the independent auditor proposes to issue.
18.	Review and discuss with management and the independent auditor the responsibilities, budget, and staffing of the Company’s internal audit function, if any.
Legal Compliance/General
19.	Review periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.
20.	Discuss with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee will discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
21.	Set clear hiring policies for employees or former employees of the independent auditor. At a minimum, these policies will provide that any public accounting firm may not provide audit services to the Company if the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or any person serving in an equivalent position for the Company was employed by the audit firm and participated in any capacity in the audit of the Company within one year of the initiation of the current audit.
22.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
23.	Unless specifically delegated by the Board of Directors to the Compensation Committee of the Board of Directors, review and approve all related party transactions (as specified in Item 404 of Regulation S-K) and review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by the Company.
24.	Review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.
Reports
25.	Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.
26.	Report regularly to the full Board of Directors. In this regard, the Committee will review with the full Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, and the performance of the internal audit function, if any.
27.	The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

28.	Maintain minutes or other records of meetings and activities of the Committee.
Limitation of Audit Committee’s Role
     With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including the internal audit staff, if any, as well as the independent auditor have more time, knowledge, and detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.
     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor. It also is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s internal policies and procedures.

DIRECTED ELECTRONICS, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of DIRECTED ELECTRONICS, INC., a Florida corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated April 25, 2006, and hereby appoints James E. Minarik and John D. Morberg, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of the Company, to be held on Friday, June 9, 2006, at 11:00 a.m., local time, at the La Costa Resort and Spa, 2100 Costa Del Mar Road, Carlsbad, California, and at any adjournment or adjournments thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
(Continued and to be signed on the reverse side)
COMMENTS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	m	Jon E. Elias
		m	Darrell E. Issa
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m	Kevin B. McColgan

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	Proposal to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment thereof.
     This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of three Class I directors to serve for three-year terms expiring in 2009; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006; and as said proxies deem advisable on such other matters as may come before the meeting.
A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date

Signature of Shareholder

Signature of Shareholder